Exhibit 5.1

July 20, 2017

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the registration statement on form F-10 (the “Registration Statement”) of Canadian Natural Resources Limited (the “Company”) of our report to the shareholders of the Company dated March 15, 2017 on the consolidated balance sheets of the Company as at December 31, 2016 and December 31, 2015, the consolidated statements of earnings (loss), comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2016, and the related notes which comprise a summary of accounting policies and other explanatory information, and the effectiveness of internal control over financial reporting of the Company as of December 31, 2016. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

PricewaterhouseCoopers LLP

Suite 3100, 111-5th Avenue SW, Calgary, Alberta, Canada T2P 5L3

T: +1 403 509 7500, F: +1 403 781 1825, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.